FOR IMMEDIATE RELEASE                            CONTACT:  Glenn Bozarth
April 18, 1995                                            (310) 252-3521



                 MATTEL REPORTS FIRST QUARTER RESULTS
                 ------------------------------------


LOS ANGELES, April 18 -- Mattel, Inc. today reported first quarter net income of $27.0 million or $.12 per share, up 12 percent from

$24.1 million or $.10 per share in 1994.  Net sales were $543.6 million, up 12 percent from $487.3 million for the same quarter last year.

    "The strong Mattel momentum shown at the end of 1994 continues in 1995, with consumer and retail trade demand remaining excellent for our core product lines -- Barbie, Fisher-Price, Disney and Hot

Wheels," John W. Amerman, Mattel's chairman and chief executive officer, said.

    "In total, these core brand sales that account for approximately

80 percent of Mattel's volume grew 15 percent in the first quarter,

versus the year-ago period," Amerman said.  "We're also benefitting from outstanding consumer demand for additional products such as

Polly Pocket and Street Sharks, which are currently two of the most sought-after toys at retail.



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    "While the majority of our business occurs in the second half of the year, the strong early retail trade and consumer response gives us confidence we will meet our 1995 targets, and Mattel will achieve its seventh consecutive year of record sales and earnings,"

Amerman said.

    Mattel, Inc. is the worldwide leader in the design, manufacture and marketing of children's toys.  With headquarters in El Segundo,

California, Mattel has offices and facilities in 36 countries and sells its products in more than 140 nations throughout the world.





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
                        MATTEL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME

                                                           FOR THE
                                                      THREE MONTHS ENDED
                                                  -------------------------
                                                   March 31,      March 31,
(In thousands, except per share amounts)             1995           1994
- ----------------------------------------          ----------     ----------
Net sales                                         $  543,570     $  487,271
  Cost of sales                                      284,545        249,167
                                                  ----------     ----------
Gross profit                                         259,025        238,104

  Advertising and promotion expenses                  78,600         71,630
  Other selling and administrative expenses          131,918        116,797
  Other (income) expense, net                         (3,414)         3,285
                                                  ----------     ----------
Operating Profit                                      51,921         46,392
  Interest expense                                    11,077          8,123
                                                  ----------     ----------
Income Before Income Taxes                            40,844         38,269
  Provision for income taxes                          13,886         14,200
                                                  ----------     ----------
Net Income                                        $   26,958     $   24,069
                                                  ==========     ==========

   Net Income Per Share (a)                       $     0.12     $     0.10
                                                  ==========     ==========
Average Number of Common and Common
  Equivalent Shares Outstanding                      223,883        218,796
                                                  ==========     ==========


                                 MATTEL, INC. AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED BALANCE SHEETS


                                                   March 31,       March 31,      Dec. 31,
(In thousands)                                       1995            1994           1994
- --------------                                    -----------    -----------    -----------
ASSETS
  Cash and marketable securities                  $    89,349    $   201,993    $   259,681
  Accounts receivable, net                            701,190        607,448        762,024
  Inventories                                         414,184        244,864        339,143
  Prepaid expenses and other current assets           202,915        145,223        182,675
                                                  -----------    -----------    -----------
    Total current assets                            1,407,638      1,199,528      1,543,523

  Property, plant and equipment, net                  429,983        333,585        415,921
  Other assets                                        500,845        198,181        499,582
                                                  -----------    -----------    -----------
    Total Assets                                  $ 2,338,466    $ 1,731,294    $ 2,459,026
                                                  ===========    ===========    ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
  Notes payable, net                              $   167,820    $         -    $         -
  Current portion of long-term liabilities              2,547          4,041          3,095
  Accounts payable and accrued liabilities            444,446        386,702        748,392
  Income taxes payable                                162,048         93,158        164,394
                                                  -----------    -----------    -----------
    Total current liabilities                         776,861        483,901        915,881

  Long-term debt                                      264,810        251,308        264,483
  Medium-Term notes                                   110,500              -        110,500
  Other long-term liabilities                          84,058         75,635         82,472
  Shareholders' equity                              1,102,237        920,450      1,085,690
                                                  -----------    -----------    -----------
    Total Liabilities and Shareholders' Equity    $ 2,338,466    $ 1,731,294    $ 2,459,026
                                                  ===========    ===========    ===========

(a) Share and per share data for the 1994 first quarter reflect the retroactive effect of a 5/4 stock split declared in December 1994.
